UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


                    Under the Securities Exchange Act of 1934

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b), (c) AND (d)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13-D-2(b)



                                MicroFrame, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   594915-20-9
      -------------------------------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                    [ ] Rule 13d-1(b)
                                    [x] Rule 13d-1(c)
                                    [ ] Rule 13d-1(d)

                                       13G

CUSIP No.  594915-20-9                             Page    2    of   5    Pages
          -------------------------------                -----     -----


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Michael Radomsky

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)[ ]
                                                                      (b)[ ]
    3       SEC USE ONLY

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

      NUMBER OF             5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                           356,643
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH               6      SHARED VOTING POWER

                                                      0
                            7      SOLE DISPOSITIVE POWER

                                            356,643


                            8      SHARED DISPOSITIVE POWER

                                                   0

 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  356,643

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  6.4%

12       TYPE OF REPORTING PERSON*

                    IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                       13G

CUSIP No.  594915-20-9                             Page    3    of   5    Pages
          -------------------------------                -----     -----






Item 1(a)        Name of Issuer:

                 MicroFrame, Inc.

Item 1(b)        Address of Issuer's Principal Executive Offices:

                 21 Meridian Road
                 Edison, New Jersey 08820

Item 2(a)        Name of Person Filing:

                 Michael Radomsky

Item 2(b)        Address of Principal Business Office or, if none, Residence:

                 21 Meridian Road
                 Edison, New Jersey 08820

Item 2(c)        Citizenship:

                 United States of America

Item 2(d)        Title of Class of Securities:

                 Common Stock, $.001 par value per share

Item 2(e)        CUSIP Number:

                 594915-20-9

Item 3 This statement is not filed pursuant to Rule 13d-1(b) or 13d-2(b)


Item 4(a)        Amount Beneficially Owned

                 As of January 31, 1999:

                 356,643 shares of Common Stock. Includes 142,339 shares of Common Stock issuable upon exercise of currently exercisable stock options.

Item 4(b)        Percent of Class: 6.4%



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                                       13G

CUSIP No.  594915-20-9                             Page    4    of   5    Pages
          -------------------------------                -----     -----




Item 4(c)       Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 356,643
                (ii)  shared power to vote or to direct the vote: 0
                (iii) sole power to dispose or to direct the disposition of:
                      356,643
                (iv)  shared power to dispose or to direct the disposition of: 0

Item 5          Ownership of Five Percent or Less of a Class:

                Not applicable.

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                Not applicable.

Item 7          Identification  and   Classification  of  the  Subsidiary  Which
                Acquired  the  Security  Being Reported on By the Parent Holding
                Company:

                Not applicable.

Item 8          Identification and Classification of Members of the Group:

                Not applicable.

Item 9          Notice of Dissolution of Group:

                Not applicable.

Item 10         Certification:

                Not applicable.

                                       13G

CUSIP No.  594915-20-9                             Page    5    of   5    Pages
          -------------------------------                -----     -----


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                            February 1, 1999
                                                         -----------------------
                                                                 (Date)


                                                         /s/ Michael Radomsky
                                                         -----------------------
                                                              (Signature)


                                                             Michael Radomsky
                                                         -----------------------
                                                                  (Name)